Exhibit 4.1

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NEITHER THIS NOTE NOR THE GUARANTEE INCLUDED HEREIN IS A BANK DEPOSIT OR INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER INSURER OR GOVERNMENTAL AGENCY.

THE INDENTURE, DATED AS OF DECEMBER 1, 1991, RELATING TO THIS SECURITY, HAS BEEN AMENDED BY A SUPPLEMENTAL INDENTURE, DATED AS OF FEBRUARY 15, 1993, AND FURTHER AMENDED BY A SECOND SUPPLEMENTAL INDENTURE, DATED AS OF FEBRUARY 15, 2000.

PNC FUNDING CORP

FLOATING RATE SENIOR NOTES DUE 2008

REGISTERED	CUSIP: 693476AW3
No. 1	ISIN: US693476AW33
$450,000,000

PNC FUNDING CORP, a corporation duly organized and existing under the laws of Pennsylvania (herein called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of Four Hundred and Fifty Million Dollars on October 3, 2008, and to pay interest thereon from October 4, 2006, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, monthly in arrears on the 3rd of each month of each year, commencing November 3, 2006 (each an “Interest Payment Date”), and at maturity, at a floating rate of one month LIBOR plus 0.02%, until the principal hereof is paid or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at the same rate per annum on any overdue principal and premium and on any overdue installment of interest. Interest shall accrue from October 4, 2006 to, but excluding the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be. Each of these periods is referred to as in “interest period.” Interest will be computed on the basis of a 360-day year for the actual number of days elapsed. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, subject to certain exceptions, will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day, whether or not a Business day, as the case may be, next preceding such Interest Payment Date. However, interest payable on the maturity date will be paid to the person to whom the principal will be payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to holders of the Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner acceptable to the Trustee and not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The interest rate on the Notes will be calculated by the calculation agent, except that the interest rate in effect for the period from October 4, 2006 to November 2, 2006 (the “initial interest rate”) will be established by PNC Funding as the rate for deposits in U.S. dollars having a maturity of one month commencing on October 2, 2006 that appears on Bloomberg Page BBAM1 as of 11:00 a.m., London time, on October 2, 2006. If no rate appears on Bloomberg Page BBAM1, as specified in the preceding sentence, then the initial interest rate will be determined by PNC Funding in the manner described in clause (ii) below, except that the banks referred to in such clause will be selected by PNC Funding rather than the calculation agent.

The calculation agent will reset the interest rate with respect to the Notes on each interest payment date, each of which is referred to as an “interest reset date.” The second London business day preceding an interest reset date will be the “interest determination date” for that interest reset date. The interest rate in effect on each date that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date, except that the interest rate in effect for the period from and including October 4, 2006 to November 2, 2006, the initial interest reset date, will be the initial interest rate.

If an interest payment date and an interest reset date for the Notes (other than an interest payment date at maturity) falls on a day that is not a business day, that interest payment date and interest reset date will be postponed to the following business day, except that if the following business day is in the following calendar month, that interest payment date and interest reset date will be the preceding business day

If an interest payment date at maturity or a maturity date for the Notes falls on a day that is not a business day, PNC Funding will postpone the maturity date and corresponding interest payment date at maturity to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any future interest or other payments with respect to such postponements.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(i)	With respect to any interest determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of one month commencing on the first day of the applicable interest period that appears on Bloomberg Page BBAM1 as of 11:00 a.m., London time, on that interest determination date. If no rate appears on that interest determination date, LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (ii) below.

(ii)	With respect to an interest determination date on which no rate appears on Bloomberg Page BBAM1, as specified in (i) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of one month, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at the time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m., New York City time, on the interest determination date by three major banks in New York City selected by the calculation agent for loans in U.S. dollars to leading European banks, having a one-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR for the interest period commencing on the interest reset date following the interest determination date will be LIBOR in effect on that interest determination date.

“Bloomberg Page BBAM1” means the display designated as “Page BBAM1” on the Bloomberg Market Service or any successor page or service, for the purposes of displaying the London interbank offered rates for U.S. dollar deposits.

“Business day” means any day on which dealings in the United States dollars are transacted in the London interbank market (a “London business day”), except a Saturday, a Sunday, or a legal holiday in the City of New York on which banking institutions are authorized or obligated by law, regulation, or executive order to close.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities” or “Notes”), issued and to be issued in one or more series under an Indenture, dated as of December 1, 1991, among the Company, PNC Financial Corp (also known as “PNC Bank Corp.” and now known as “The PNC Financial Services Group, Inc.”) (the “Guarantor”) and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank and Chemical Bank, successor by merger to Manufacturers Hanover Trust Company), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture) as amended by a Supplemental Indenture dated as of February 15, 1993 by and among the Company, the Guarantor and the Trustee, and as further amended by a Second Supplemental Indenture dated as of February 15, 2000 by and among the Company, the Guarantor and the Trustee (such Indenture as amended being herein called the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated above, initially issued in the aggregate principal amount of $450,000,000, and is subject to additional issuances as the Company may determine or as provided for in the Indenture.

The Securities of this series are not redeemable prior to their stated maturity and are not subject to any sinking fund.

If an Event of Default (as defined in the Indenture) with respect to the Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee hereinafter referred to, by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The indebtedness of the Company evidenced by the Securities of this series, including the principal thereof and interest thereon, is, to the extent and in the manner set forth in the Indenture, senior in right of payment to its obligations to holders of Subordinated Debt Securities and Existing Company Subordinated Indebtedness (each as defined in the Indenture) and shall rank pari passu in right of payment with each other and with Senior Company Indebtedness (as defined in the Indenture), as provided in the Indenture, and each Holder of Securities, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the holders of the Securities of any series under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Securities of all series (voting as one class) to be affected by such amendment or modification. The Indenture also contains provisions permitting the holders of specified percentages in principal amount of the Outstanding Securities of any series, on behalf of the holders of all Securities of such series, to waive compliance by the Company or the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Security shall be conclusive and binding upon such holder and upon all future holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Securities are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. This Security is a global security, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged in whole or in part for individual certificates evidencing the Securities represented hereby, this Security may not be transferred except as a whole by The Depositary Trust Company (the “Depositary”) to a nominee of such Depositary or by a nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interest of persons that have accounts with the Depositary (“Participants”) and the records of Participants (with respect to interests of persons other than Participants)). Beneficial interests in Securities by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in this Security. Except as provided below, owners of beneficial interests in this Security will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth herein, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Securities in definitive form and will not be considered holders of Securities. If the Depositary is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, or an event of default has occurred and is continuing, and the Depositary requests the issuance of certificated notes, the Company will issue individual certificates evidencing the Securities represented hereby in definitive form in exchange for this Security in registered form to each person that the Depositary identifies as the beneficial owner of the Securities represented by the Global Notes upon surrender by the Depositary of the Global Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Securities represented by one or more global securities and, in such event, will issue individual certificates evidencing Securities in definitive form in exchange for this Security. In any such instance, an owner of a beneficial interest in a Security will be entitled to physical delivery in certificated form of Securities equal in principal amount to such beneficial interest and to have such Securities registered in its name. Securities so issued in certificated form will be issued in denominations of $1,000 and any integral multiple thereof and will be issued in registered form only, without coupons. Neither the Company nor the principal paying agent will be liable for any delay by the Depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the related Securities. The Company and the principal payment agent may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Securities to be issued.

Except as provided herein, beneficial owners of Global Notes will not be entitled to receive physical delivery of Securities in definitive form and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Securities.

Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes through the Depositary, either directly if they are Participants of such system or indirectly through organizations that are Participants in such system.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Securities represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Securities represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Neither the Company, the Trustee, the principal paying agent nor any Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Securities by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Securities.

JPMorgan Chase Bank, N.A. will act as the Company’s principal paying agent with respect to the Securities through its offices presently located at 4 New York Plaza, New York, New York 10004. The Company may at any time rescind the designation of a paying agent, appoint a successor paying agent, or approve a change in the office through which any paying agent acts. Payments of interest and principal may be made by wire-transfer in immediately available funds for Securities held in book-entry form or, at the Company’s option in the event the Securities are not represented by Global Notes, by check mailed to the address of the person entitled to the payment as it appears in the Security register. Payment of principal will be made upon the surrender of the relevant Securities at the offices of the principal paying agent.

Notices to the holders of registered Securities will be mailed to them at their respective addresses in the register of the Securities and will be deemed to have been given on the fourth weekday (being a day other than Saturday or Sunday) after the date of mailing.

The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the holders of Securities with respect to the Indenture or for any remedy under the Indenture.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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[signatures appear on following page]

IN WITNESS WHEREOF, PNC Funding Corp has caused this Note to be signed in its name by its Chairman of the Board, President or any Executive or Senior Vice President, and by its Secretary or an Assistant Secretary, or by facsimiles of any of their signatures, and its corporate seal, or a facsimile thereof, to be hereto affixed.

Dated: October 4, 2006

PNC FUNDING CORP

By	/s/ Randall C. King
Name:	Randall C. King
Title:	Senior Vice President

Attest:

/s/ George P. Long, III
Name:	George P. Long, III
Title:	Secretary

[SEAL]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK AS SUCCESSOR
TO JPMORGAN CHASE BANK, N.A. as Trustee

By	/s/ Francine Springer
Authorized officer